EXHIBIT 10.104

Copy for the Bank	IKB Deutsche Industriebank

Southwall Europe GmbH
Management	May 28, 1999

01897 Großröhrsdorf

c/o Mr. Otto Stolberg-Stolberg, lawyer
Böhmerstr. 3

01099 Dresden

Borrower’s bank file no.:	KD 264557
Dr. Zachariae/Mf/Be
Phone:	030/31009-9026
Fax:	030/31009-8026

Loan Contract

between

Southwall Europe GmbH
01825 Großröhrsdorf	, Dresden
(hereinafter called borrower)

and

IKB Deutsche Industriebank AG	Postfach 11 04 69
10834 Berlin
Bank code 300 104 00
(hereinafter called borrower’s bank):

The borrower’s bank shall grant to the borrower a supplementary equity loan refinanced by Deutsche Ausgleichsbank (DtA) amounting to

DM	4,889,500.00 (net value of the loan)

After deducting the service charge (no.2.6.) the amount payable (net value of the credit) will be

DM	4,791,710.00.

The loan shall be granted subject to the following conditions:

1.             Basic terms

1.1.                              The claim to the payment of the supplementary equity loan can only be raised as soon as the promotion funds of the borrower’s bank will be made available.

1.2.                              The supplementary equity loan shall be earmarked and may only be used for the financing of the project for the cofinancing of which it was applied.

1.3.                              The loan funds paid off shall serve the strengthening of the equity basis of the borrower.  For this reason he does not need to discharge his liabilities from the Contract if he is unable to do this from any profits, surplus liquidity or any other assets exceeding the other debts.  This agreement does not apply to any claims of any kind set up for and/or lodged by the shareholders of the borrower, their spouses and lineal relatives, or by majority-owned shareholders of the persons mentioned before.

2.             Terms and conditions

2.1.                              The term of the loan shall be 20 years.

It shall begin on the day when the loan, or the first part amount, will be paid off by Deutsche Ausgleichsbank.

2.2.                              7.10 % interest p.a. shall be paid on the loan (nominal interest rate)

In contrast to this, the initial effective annual interest shall be 7.47 % p.a.  The service charge was charged up against the full term (no. 2.1.).

Furthermore, the initial effective annual interest was calculated assuming that the nominal interest rate shall apply for the whole term of the loan pursuant to sentence 1.

2.3.                              The nominal interest rate mentioned in no. 2.2. shall be fixed until the end of the 10th year of the term of the loan.  After this, the borrower’s bank shall be entitled to adjust the nominal interest rate according to the refinancing conditions of the DtA that will be valid at this time pursuant to § 315 par. 1 Civil Code.  The borrower shall be informed about the amendment of the nominal interest rate in time before the end of the 10th year.

2.4.                              The loan shall be redeemed after the end of 10 years in 20 equal half-year rates each amounting to DM 244,475.00.

2.5.                              The interests and redemption shall be due half-yearly subsequently on 06.30. and 12.30. of each year.

2.6.                              In order to cover any costs arising in connection with the handling of the loan application to the borrower’s bank, if necessary, to their central bank, and to the Deutsche Ausgleichsbank a nonrecurrent, term-independent service charge amounting to 2 o. h. of the loan net amount shall be charged.  The service charge shall be deducted when the loan or the first part amount will be paid.

The borrower’s bank shall charge the borrower a service charge of the amount mentioned before also if he does not take up the loan or if the loan promise can not be maintained for reasons for which the Deutsche Ausgleichsbank, the borrower’s bank or, if necessary, the central bank are not responsible.

2.7.                              The borrower’s bank shall be entitled to assign the amount of the loan for security to the DtA.  In this case, the borrower’s bank or the central bank shall be entitled — under the proviso of revocation at any time — to enforce the assigned credit amount (fiduciary) in his own name.

2.8.                              The total amount of the part payments to be paid by the borrower for the redemption of the loan and for the payment of the interests and other expenses shall be:

Loan amount	DM	4,889,500.00
Interests (2.2.)	DM	5,174,530.71
Service charge (2.6.)	DM	97,790.00

Total	DM	10,161,820.71

The service charge mentioned in the above list shall be deducted when the loan or the first part amount will be paid.

The total amount was determined on the basis of the loan conditions valid when the Contract was concluded.  It may change in particular by the changed interest rate from the 11th term year (no. 2.3.).

The total amount was determined on the basis of the loan conditions valid when the Contract was concluded.  It may change in particular by the changed interest rate from the 11th term year (no. 2.3.).

2.9.                              On 05.04.1999 (file no. 30491 14791 000841494 F) the Deutsche Ausgleichsbank granted to the borrower’s bank a refinancing promise concerning the granting of a supplementary equity loan.  The figures in this Contract, in particular as regards no. 2.2., 2.4. and 2.8. were estimated assuming that the loan would value with the final borrower from the date of the aforementioned promise by the Deutsche Ausgleichsbank.

2.10.                        When he applied, the borrower undertook to pay commitment commissions in case he will not call the funds, at the latest, until the end of the second month following the granting by the Deutsche Ausgleichsbank.  The date of receipt of the call at the Deutsche Ausgleichsbank shall be decisive.  The borrower’s bank shall be bound to its promise for the period of one year — from the date mentioned under item 2.9.

2.11.                        In case any essential items of the project will change or the planned financing compared to the investment and financing scheme, the borrower shall inform the borrower’s bank about it immediately.  This shall also apply for the case that the legal form or the shares will change.  In coordination with the DtA the borrower’s bank will check if and, if necessary, to which extent the loan promise may be maintained in this case.

3.             Call and use of funds

3.1.                              The loan may only be called if the requirements for an immediate use according to the terms will be met, the financing of the whole project be guaranteed and any terms and conditions be met.

3.2.                              In case the loan will not be used according to the terms until, at the latest, the end of the second month following the call, it must be returned immediately.  The funds may only be called again if the requirements for an immediate use will be met.  From the date of receipt of the return remittance with the Deutsche Ausgleichsbank until the first call, a waiver or a revocation of the promise a commitment commission of 0.25 o. h. of the nominal loan amount must be paid for each month started, however, at the longest until the end of the period of the year mentioned in no. 2.9. sentence 1; in the case of a prolongation until the end of the prolonged period.

3.3.                              The borrower must confirm the use of the loan funds according to the terms on the funds and application of funds statement attached to this Contract at the latest nine months after full payment of the loan funds, and he must account for it to the borrower’s bank, on request also to the Deutsche Ausgleichsbank.

4.             Obligation to disclose and audit privileges

4.1.                              The borrower shall immediately notify the borrower’s bank of any event that could endanger the object of the subsidy or the duly serving of the loan.  In particular, the borrower shall notify the borrower’s bank if he intends to do the following:

a)	change the legal form, the shares or the object of the enterprise.
b)	change the business financing.
c)	change the management.
d)	let, lease, sell, close down or relocate the enterprise or important parts of it.

4.2.                              The borrower shall make available to the Deutsche Ausgleichsbank as well as to the borrower’s bank, at any time on request, however, at least once a year without express request, annual statements of accounts, corporate reports and auditing reports and/or other documents and data suitable to audit the financial conditions which allow a current insight into the financial situation of his business.  The borrower shall, at any time, render information to the Federal Government or its representative as well as to the Deutsche Ausgleichsbank requested by them in connection with the supplementary equity loan and keep records.

4.3.                              The borrower shall permit, at any time, an audit by the Federal Government, Deutsche Ausgleichsbank, the borrower’s bank, the General Accounting Office or its representative as regards the granted loan and permit them to inspect his books and business records for this purpose.

4.4.                              The borrower shall bear all costs resulting from any audit becoming necessary or any prosecution of claims arising from the loan contract.

5.             Recall by the borrower’s bank

The borrower’s bank shall have the right to recall the loan for good cause for prompt repayment; this applies in particular if

a)                                      the co-financing enterprise will be closed down, sold, let, leased or relocated from the New Federal States or Berlin (East), fully or in essential parts, or if the objective of the subsidy will fail in another way;

b)                                     the borrower will not meet his obligations pursuant to § 18 KWG (Law concerning the Credit System) as well as no. 4.2. and 4.3. of this Contract;

c)                                      the loan was granted on the basis of incorrect or incomplete information of the borrower, was called without meeting the requirements mentioned in no. 3.1., was not used according to the objective of the subsidy or if the statement on the application of the funds mentioned in no.3.3. was not made in defiance of a reminder.

If the amount of the loan was assigned to the DtA (see item 2.7.) the recall shall be subject to the approval of the DtA.

6.             Recall by the borrower

6.1.                              The borrower shall have the right, keeping a three-months’ period of notice, to repay the loan on a nonscheduled basis fully or in part amounts which must be full DM 1,000.— or EURO 500.—or a multiple of it by 03.31. or 09.30. of each year.  Nonscheduled part repayments shall be appropriated to the rates due last according to the repayment schedule unless the borrower requests, in writing, a reduction of the running repayment rates with an unchanged overall term.

6.2.                              The recall must be submitted in writing to the borrower’s bank.  In case of an unscheduled repayment without meeting the period of notice mentioned in no.6.1. sentence 1, an interest rate mentioned in no.2.2. must be paid on the repaid amounts until the next possible term of notice.

7.             Default of the borrower

In the event of default, interests amounting to the base interest rate plus 5% points shall be charged to the borrower on arrears of any kind as damages.

8.             Notification of the Deutscher Bundestag (Parliament) and the European Commission

The borrower shall express his approval that the Deutsche Ausgleichsbank will disclose, in a given instance, to the Federal Government, and this one to the House Ways and Means Committee of the Deutscher Bundestag, his name as well as the amount and the objective of the supplementary equity loan in a confidential way if the House Ways and Means Committee requests it.  If the House Ways and Means Committee received such information, the Federal Government may also disclose this information to other competent committees of the Deutscher Bundestag in a confidential way as well.  In the event of a supplementary equity loan higher than DM 500,000.— or EURO 250,000. — the borrower shall express his approval that his name, the major field of activity and the amount of the supplementary equity loan will be disclosed to the European Commission in a confidential way in order to facilitate their work pursuant to sec. 93 EC-Treaty.

9.             Miscellaneous

9.1.                              The following shall be parts of the loan contract:

•      Guidelines of the Federal Ministry of Economic Affairs and Technology

•      Annex to the Loan Contract (special conditions, amendments)

In other respects, the General Bank Conditions of the borrower’s bank shall apply subsidiarily.

9.2.                              Any collateral covenants to the Contract were not made — also not orally.  Any amendments to this Contract must be made in writing.

9.3.                              The claims of the borrower from this Contract are not assignable, not pledgeable and not subject to attachment.

9.4.                              In case one provision of this Contract is ineffective, the other provisions of this Contract shall remain unaffected.  The contracting parties shall undertake to replace the ineffective provision in such a case according to the meaning of this Contract, by mutual agreement, by another provision by which the intended objective of the Contract may be achieved, as far as it is possible, in a way being good in law.

9.5.                              In the event of insolvency proceedings on the property of the borrower the borrower’s bank or the DtA shall enforce the claim against the funds as subordinated debts in the meaning of § 39 par. 2 Insolvency Order.

,	IKB Deutsche Industriebank AG

(borrower)	(borrower’s bank)

Loan Contract of 05.04.1999
Between
Southwall Europe GmbH
and
IKB Deutsche Industriebank AG	10834 Berlin
Bank code 300 104 00

Supplementary equity program

Liability bond of the shareholders of the borrower

For all obligations of the borrower from this Contract we/I as shareholders/shareholder assume joint liability according to the following shares/following share:

List of shareholders (share in %), signatures (place, date)

Southwall Technologies Inc., Palo Alto	100%

Loan Contract

We hereby certify to have received one copy each of the deed.

Berlin,	VMP Venture Management Partners GmbH

(signature of shareholder)

Southwall Technologies Inc.
- management -
Palo Alto,
(signature of shareholder)

Annex to the Loan Contract

To Southwall Europe GmbH
01825 Grossröhrsdorf	, Dresden

Special terms and conditions:

Before calling the funds the borrower’s bank must satisfy itself whether the following requirement(s) was(were) met:

The provision of security for the DtA loan being faced with the EKE loan will not be done by first (i.e., lying within the credit line) dry mortgage.  The overall financing is guaranteed, allowances and grants were granted and the equity of about DM 5,3 million was used.

If this or any of the aforementioned requirements can not be met we request you to inform us immediately.  Then we will check whether the promise may be maintained.

Before we will be able to pay the loan we still need the following information/documents:

Detailed terms and conditions of the shareholder’s loan amounting to ThDM 2,060.

If the required information/documents will result in a basically different assessment, we will check if or up to which amount we may maintain our credit promise.

Additional remarks:             no